Exhibit 99.1
January 7, 2009
To our Shareholders:
On December 17, 2008, Flagstar Bancorp, Inc. (“Flagstar”) announced that it had entered into an Investment Agreement (the “Investment Agreement”) with MP Thrift Investments L.P. (“MatlinPatterson”), an entity formed by MP (Thrift) Global Partners III LLC, an affiliate of MatlinPatterson Global Advisers LLC, pursuant to which MatlinPatterson will make a $250 million investment in Flagstar.
Under the terms of the Investment Agreement, MatlinPatterson agreed to purchase 250,000 shares of a newly authorized series of Flagtar’s convertible participating voting preferred stock, designated as Series B Convertible Participating Voting Preferred Stock (the “Preferred Stock”), at a purchase price and liquidation preference of $1,000 per share. The Preferred Stock purchased by MatlinPatterson will represent in the aggregate approximately 70% of the voting power of Flagstar’s outstanding voting securities after giving effect to the issuance. As a condition to closing the transaction, Flagstar will also issue and sell 2,500,000 shares of its common stock (“Common Stock”) or, if a sufficient amount of Common Stock is not authorized, 2,000 shares of the Preferred Stock to each of Thomas J. Hammond, Chairman of Flagstar, and Mark T. Hammond, Vice-Chairman, President and Chief Executive Officer of Flagstar and 1,650,000 shares of Common Stock or, if a sufficient amount of Common Stock is not authorized, 1,320 shares of the Preferred Stock to other management and directors of Flagstar. Upon receipt of stockholder approval to increase the number of authorized shares of Common Stock, the Preferred Stock held by MatlinPatterson will automatically convert into 312,500,000 shares of Common Stock at a conversion price of $0.80 per share, subject to customary anti-dilution adjustments. If Preferred Stock is issued to Flagstar management and directors, then such Preferred Stock will automatically convert into 6,650,000 shares of Common Stock, subject to customary anti-dilution adjustments.
While the rules of the New York Stock Exchange (“NYSE”) generally would require shareholder approval prior to the issuance of the preferred stock to MatlinPatterson as described above, the NYSE’s Shareholder Approval Policy provides an exception in cases where the delay involved in securing shareholder approval would seriously jeopardize the financial viability of the listed company. In accordance with Paragraph 312.05 of the NYSE Listed Company Manual providing that exception, the Audit Committee of Flagstar’s Board of Directors unanimously determined that the delay necessary in securing shareholder approval prior to the issuance of the preferred stock to MatlinPatterson would seriously jeopardize the financial viability of Flagstar and has expressly approved the reliance by Flagstar on the exception under Para. 312.05 of the NYSE Listed Company Manual. In reaching this conclusion, the Audit Committee considered factors specific to Flagstar and factors of general applicability, such as the highly uncertain economic, financial and political environment and the experience of other financial institutions. The Audit Committee believed that without the immediate receipt of additional capital, rather than awaiting stockholder approval, significant disruption to Flagstar’s operations could result as Flagstar’s business model is reliant on selling assets, hedging interest rate risk and obtaining funding from counterparties, including the GSEs, the FHLB and certain depositors and other customers, that are increasingly seeking to do business with financial institutions operating at enhanced capital levels due to the uncertainty in the current marketplace. Further, the Audit Committee believed that the immediate receipt of private equity capital would enhance Flagstar’s position with banking regulators and the United States Department of the Treasury in connection with Flagstar’s application to participate in the TARP Capital Purchase Program. The NYSE has accepted Flagstar’s application of the exception. On December 31, 2008, Flagstar issued a press release announcing that it had received preliminary approval from the United States Department of the Treasury of its application to participate in the TARP Capital Purchase Program.
Flagstar, in reliance on the exception described above, hereby notifies you that it will issue and sell shares of Series B Convertible Participating Voting Preferred Stock of Flagstar pursuant to the transactions described above without seeking shareholder approval. Flagstar will proceed to issue certificates for the shares of Series B Convertible Participating Voting Preferred Stock at the closing of the MatlinPatterson investment, which, in any event, will be no sooner than ten days after the date of this notice.
FLAGSTAR BANCORP, INC.

Additional Information
In connection with the proposed MatlinPatterson investment, a proxy statement relating to certain of the matters discussed in this letter is expected to be filed with the SEC. When filed, copies of the proxy statement and other related documents may be obtained free of charge on the SEC website (www.sec.gov). FLAGSTAR’S SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. While shareholders are encouraged to read the proxy statement when filed, Flagstar notes that the shareholder meeting on the matters discussed in the proxy statement will occur after the closing of the MatlinPatterson investment and the issuance of the voting preferred stock which will provide MatlinPatterson with approximately 70% of the votes at any shareholder meeting. Flagstar, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Flagstar’s shareholders in connection with certain of the matters discussed in this letter. Information regarding such persons and their interests in Flagstar is contained in Flagstar’s proxy statements and annual reports on Form 10-K filed with the SEC. Shareholders and investors may obtain additional information regarding the interests of Flagstar and its directors and executive officers in the matters discussed in this letter, which may be different than those of Flagstar’s shareholders generally, by reading the proxy statement and other relevant documents regarding the matters discussed in this letter, which are expected to be filed with the SEC.